Exhibit 4

2003 PROQUEST STRATEGIC PERFORMANCE PLAN

ARTICLE I

PURPOSE

1.1    Purpose. The purposes of the 2003 ProQuest Strategic Performance Plan (the “Plan”) are (i) to encourage outstanding individuals to accept or continue employment with ProQuest Company (the “Company”) and its Subsidiaries or to serve as directors of the Company, (ii) to furnish maximum incentive to those persons to improve operations and increase profits and (iii) to strengthen the mutuality of interest between those persons and the Company’s stockholders by providing them stock options and other stock and cash incentives.

ARTICLE II

DEFINITIONS

2.1    “Board” shall mean the Board of Directors of the Company.

2.2    “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

2.3    “Committee” shall mean the Committee as defined in Section 3.1 hereof.

2.4    “Common Stock” shall mean the Common Stock (without par value) of the Company.

2.5    “Disability” shall mean a disability qualifying the participant to receive benefits under the Company’s or a Subsidiary’s long-term disability plan. Disability shall be deemed to occur on the date benefit payments begin.

2.6    “Fair Market Value” unless otherwise required by any applicable provision of the Code, or any regulations issued hereunder, shall mean as of any date the closing price of the Common Stock on the New York Stock Exchange Composite Transaction List as reported in the Wall Street Journal, Midwest Edition for such day or if the Common Stock was not traded on such day, then the next preceding day on which the Common Stock was traded.

2.7    “Incentive Stock Option” shall mean any stock option awarded under the Plan intended to be, and designated as, an incentive stock option within the meaning of Section 422 of the Code or any successor provision.

2.8    “Nonqualified Stock Option” shall mean any stock option awarded under the Plan that is not an Incentive Stock Option.

2.9    “Retirement” shall mean any termination of employment by an employee (other than by death or Disability) who is at least 55 years of age after at least 7 years of employment by the Company and/or a Subsidiary; or as otherwise determined by the Committee in its sole discretion.

2.10    “Subsidiary” shall mean any corporation (or partnership, joint venture or other enterprise) (i) of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of Directors (or comparable equity participations and voting power) or (ii) which the Company controls by contract or other means. “Control” means the power to direct or cause the direction of the management and policies of a corporation, partnership, joint venture or other enterprise.

2.11    “Termination of Employment” shall mean the termination of a participant’s employment with the Company or any Subsidiary. A Termination of Employment of a participant employed by a Subsidiary shall also be deemed to occur if the Subsidiary ceases to be a Subsidiary and the participant does not immediately thereafter become an employee of the Company or another Subsidiary.

2.12    “Transfer” shall mean anticipation, alienation, attachment, sale, assignment, pledge, encumbrance, charge or other disposition; and the terms “Transferred” or “Transferable” shall have corresponding meanings.

ARTICLE III

ADMINISTRATION

3.1    The Committee. The Plan shall be administered by a committee (“Committee”) consisting of two or more directors of the Company appointed by the Board to satisfy such requirements as:

(a)    the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16-3 or its successor under the Securities Exchange Act of 1934 (the “1934 Act”);

(b)    the New York Stock Exchange may establish pursuant to its rule-making authority; and

(c)    the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The initial Committee shall be the Compensation Committee of the Board.

The Board may also appoint a second committee comprised of one or more directors of the Company who need not satisfy the requirements set forth above to administer the Plan with respect to participants who are not considered officers or directors of the Company under Section 16 of the 1934 Act. The Committee may also authorize the Chief Executive Officer of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants who are not considered officers under Section 16 of the 1934 Act. Any reference in the Plan to the Committee shall include the second committee or the Chief Executive Officer in the context of awards to such participants.

3.2    Authority. The Committee shall have full power to select key employees to whom awards are granted; to determine the size and types of awards and their terms and conditions; to construe and interpret the Plan; to establish and amend the rules for the Plan administration; and to make all other determinations which may be necessary or advisable for the administration of the Plan. All determinations of the Committee shall be final and conclusive on all persons, including the Company, its stockholders and participants, and their estates and beneficiaries.

ARTICLE IV

PARTICIPANTS

4.1    Participants. Participants may consist of all employees of the Company and its Subsidiaries and all non-employee directors of the Company. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

ARTICLE V

RESERVED SHARES

5.1    Shares Available under the Plan. The number of shares of Common Stock available for awards under the Plan shall be the sum of the following amounts:

(a)    969,100 shares; which includes 931,400 shares reserved under the Company’s 1995 Stock Option Plan as amended, but not subject to existing options and 37,700 shares reserved under the Company’s Non-Employee Directors Plan as amended, but not subject to existing options;

(b)    any shares of Common Stock subject to an award hereunder or under any prior stock incentive plan of the Company if there is a lapse, forfeiture, expiration or termination of any such award;

(c)    the number of shares of Common Stock exchanged by an optionee as full or partial payment to the Company of the exercise price under any stock option exercised under the Plan or any prior stock incentive plan of the Company; and

(d)    the number of shares of Common Stock retained by the Company pursuant to a Participant’s tax withholding election or exchanged by a participant to satisfy his or her tax withholding obligations as permitted by Section 11.5 hereof.

All of these shares may be either authorized but unissued or reacquired shares. Under the Plan, no participant may receive in any calendar year (i) Stock Options relating to more than 500,000 shares, (ii) Restricted Stock that is subject to the attainment of Performance Goals of Section 6.9 hereof relating to more than 500,000 shares, (iii) Stock Appreciation Rights relating to more than 500,000 shares, or (iv) Performance Shares relating to more than 200,000 shares. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Section 8.1 hereof. All of the available shares may, but need not, be issued pursuant to the exercise of incentive stock options.

ARTICLE VI

TYPES OF BENEFITS

6.1    Types of Benefits. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Stock, Performance Units, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

6.2    Stock Options. Stock options (“Stock Options”) may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Company’s Common Stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any option, shall be payable to the Company in full by:

(a)    cash payment or its equivalent,

(b)    tendering previously acquired shares (held for at least six months) having a fair market value at the time of exercise equal to the option price,

(c)    certification of ownership of such previously acquired shares,

(d)    delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company, provided, however, that the Company shall not be obligated to issue the Common Stock to the participant or to the broker until it has received payment of the exercise price; and

(e)    such other methods of payment as the Committee, at its discretion, deems appropriate.

In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option without stockholder approval.

6.3    Stock Appreciation Rights. Subject to the terms of the Plan, Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The grant price of tandem SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the Fair Market Value of the Company’s Common Stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem SAR or ten years in the case of a free standing SAR. Upon exercise of an SAR, the participant shall be entitled to receive payment from the Company in cash or stock, at the discretion of the Committee, in an amount determined by multiplying the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised.

6.4    Restricted Stock. Restricted Stock may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)    a prohibition against Transfer of the shares of Restricted Stock for a specified period; or

(b)    a requirement that the holder of Restricted Stock forfeit (or in the case of shares sold to the participant resell to the Company at cost) such shares in the event of termination of employment during the period of restriction.

(c)    vesting on the basis of the Performance Goals set forth in Section 6.9.

All restrictions shall expire at such times as the Committee shall specify.

6.5    Performance Stock. The Committee shall designate the participants to whom long-term performance stock (“Performance Stock”) is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock shall entitle the participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any Performance Goals by any participant who is a Covered Employee (as defined in Section 162(m) of the Code). The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

6.6    Performance Units. Subject to the terms of the Plan, the Committee shall designate the participants to whom long-term performance units (“Performance Units”) are to be awarded and determine the number of units and the terms and conditions of each such award. Each Performance Unit award shall entitle the participant to a payment in cash upon the attainment of Performance Goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any Performance Goals, the amount to be paid under a Performance Unit award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit awards upon satisfaction of any performance goal by any participant who is a Covered Employee and the maximum amount earned under any such award by a Covered Employee in any calendar year may not exceed $1,000,000. The Committee may, in its discretion, substitute actual shares of Common Stock equal in Fair Market Value to the cash payment otherwise required to be made to a participant pursuant to a Performance Unit award.

6.7    Annual Management Bonuses. The Committee may award annual management incentive program bonuses to Participants upon achievement of such terms and conditions as the Committee determines appropriate. Annual management incentive bonuses shall consist of monetary payments earned in whole or in part if certain performance goals established for a specified fiscal year are achieved during that year.

Each year the Committee shall establish (a) the performance criteria and level of achievement related to these criteria upon which the amount of the award payment shall be based, (b) the timing of any payment earned by virtue of performance, (c) restrictions on the Transfer of the award prior to actual payment, (d) forfeiture provisions, and (e) such further terms and conditions, in each case not inconsistent with the Plan. The maximum amount payable to any Participant as an annual management incentive program award intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall not exceed $2,000,000.

The Committee shall establish the performance criteria and level of achievement related to the criteria upon which the amount of any award payment shall be based. Notwithstanding anything to the contrary herein, the performance criteria for any annual management incentive bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based solely on one or more Performance Criteria (as defined in 6.9 below) selected by the Committee and specified within the first 90 days of the performance period. The Committee shall certify the extent to which the Performance Criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162 (m).

6.8    Other Stock or Cash Awards. In addition to the incentives described in sections 6.2 through 6.7 above, the Committee may grant other incentives payable in cash or in Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

6.9    Performance Goals. Awards of Restricted Stock, Performance Stock, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of Company Stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Extraordinary Items. “Extraordinary Items” shall mean (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) the impact of changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition.

Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a Performance Goal.

6.10    Director Fees. A non-employee director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of Stock Options, Restricted Stock or Stock Units (as described in Section 11.6) or a combination thereof as determined by the Board. The number of shares of Stock Options, Restricted Stock or Stock Units to be granted to non-employee directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board and shall be subject to such terms and conditions as shall be determined by the Board.

ARTICLE VII

CHANGE IN CONTROL

7.1    Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of the Company, all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all Performance Stock shall be delivered; all Performance Units shall be paid out as promptly as practicable; all Annual Management Incentive Awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all Other Stock or Cash Awards shall be delivered or paid. A “Change in Control” shall mean:

A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a)    (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), and, (ii) individuals who, as of March 5, 2003, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by the stockholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Board, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be considered as though such person were a member of the Incumbent Board,

(b)    there shall be consummated (i) any consolidation or merger of the Company pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 50% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii)

any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company Common Stock, directly or indirectly, have at least a 50% ownership interest,

(c)    the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or

(d)    as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (“Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

The Change in Control Consequences shall apply to any stock options or other awards under the Plan held by an employee of a Subsidiary if:

(a)    any person or group becomes the beneficial owner, directly or indirectly of securities of the Subsidiary representing more than 50% of the combined voting power of the Subsidiary’s then outstanding securities;

(b)    the Subsidiary is combined by merger, share exchange, consolidation or otherwise with another corporation and as a result of such combination, less than 50% of the outstanding securities of the surviving or resulting corporation are owned by the Company; or

(c)    the Subsidiary sells, leases, or otherwise transfers all or substantially all of its properties or assets to an entity less than 50% of the outstanding securities of which are owned in aggregate by the Company.

ARTICLE VIII

ADJUSTMENT

8.1    Adjustment Provisions.

(a)    If the Company shall at any time change the number of issued shares of Common Stock by stock dividend or stock split, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award in any calendar year, and the number of shares covered by each outstanding award and the price therefore, if any, shall be equitably adjusted by the Committee.

(b)    Without affecting the number of shares reserved or available hereunder the Board or the Committee may authorize the issuance or assumption of benefits under this

Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

(c)    In the event of any merger, consolidation or reorganization of the Company with or into another corporation, other than a merger, consolidation or reorganization which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of Common Stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock of the Company will be entitled pursuant to the transaction.

If any amounts payable to a participant pursuant to the Plan are deemed to be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, the Committee may authorize the Company to pay to such participant in addition to any amounts payable pursuant to the Plan an amount which — after all federal, state and local taxes imposed on the participant with respect to such amount are subtracted therefrom — is equal to the excise taxes imposed on such excess parachute payment pursuant to Section 4999 of the Code.

ARTICLE IX

NONTRANSFERABILITY

9.1    Nontransferability. Each benefit granted under the Plan shall not be Transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of Disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the Transfer of a Stock Option by the participant, subject to such terms and conditions as may be established by the Committee.

ARTICLE X

AMENDMENT AND TERMINATION

10.1    The terms and conditions applicable to any stock option or other award may be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall be made without stockholder approval, if such amendment increases the number of shares of

Common Stock reserved under the Plan or the maximum number of shares which may be subject to awards to any participant in any calendar year or if stockholder approval is otherwise required by law or regulation or stock exchange rule.

ARTICLE XI

GENERAL PROVISIONS

11.1  Successor. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.2  Unfunded Status of Plan. This Plan is intended to be unfunded. With respect to any payments as to which a participant has a fixed and vested interest but which are not yet made to a participant by the Company, nothing contained herein shall give any such participant any rights that are greater than those of a general creditor of the Company.

11.3  No Right to Employment. Neither this Plan nor the grant of any award hereunder shall give any participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

11.4  No Assignment of Benefits. No award under the Plan shall, except as otherwise specifically provided hereunder or by law, be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

11.5  Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Company may defer making payment or delivery as to any award if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to such rules as it may adopt, permit a participant to pay all or a portion of any withholding taxes arising in connection with the exercise of a Nonqualified Stock Option or receipt of shares under any other Benefit, by electing to have the Company withhold shares having a Fair Market Value equal to the minimum amount required to be withheld.

11.6  Deferral Arrangements. The Committee, in its sole discretion, may permit a participant to have:

(a)    amounts that otherwise would be paid to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation account established for the participant by the Committee on the Company’s books of account;

(b)    shares of Common Stock that would otherwise be delivered to the participant as a result of the exercise or settlement of an award under the Plan (i) converted into an equal number of Stock Units (as described below) or (ii) converted into amounts credited to a deferred compensation account established for the participant by the Committee on the Company’s books of account (such amounts to be determined by reference to the Fair Market Value of such shares as of the date upon which they would otherwise have been delivered to the participant); or

(c)    shares of Common Stock held by a participant subject to restrictions transferred to the Company in exchange for an equal number of Stock Units subject to the same restrictions.

A deferred compensation account established hereunder may be credited with interest or other forms of investment return as determined by the Committee. A participant for whom such an account is established or to whom Stock Units are issued shall have no rights other than those of a general creditor of the Company and such account or Stock Units shall represent an unfunded and unsecured obligation of the Company subject to the terms and conditions of the applicable agreement between the participant and the Company.

Each Stock Unit shall represent an obligation of the Company to issue a share of Company Common Stock to the participant at an agreed-upon date in the future. Each Stock Unit shall be fully vested and carry with it the right to dividend equivalents. Such right will entitle the participant to be credited with an amount equal to any cash dividends the participant would have received had the participant owned a number of shares of common stock equal to the Stock Units.

11.7  Effect of Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, the impact of the merger or other reorganization on outstanding awards shall be determined by the agreement of merger or reorganization. Such agreement shall provide for (a) continuation of the outstanding awards; (b) assumption of the outstanding awards by the surviving corporation or its parent or subsidiary; (c) substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding awards; (d) full exerciseability or vesting and accelerated expiration of the outstanding awards; or (e) settlement of the intrinsic value of the outstanding awards in cash or cash equivalents in connection with the cancellation of such awards. Such agreement shall not be required to treat all awards or all participants in the same manner.

11.8  Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (without regard to applicable Delaware principles of conflict of laws).

ARTICLE XII

EFFECTIVE DATE AND STOCKHOLDER APPROVAL

The Plan was adopted by the Board of Directors on March 5th, 2003, subject to stockholder approval. The Plan and any benefits granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.